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SUMMIT SECURITIES, INC.
RATIO OF EARNING TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

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     The ratio of adjusted earnings to fixed charges and Preferred Stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and Preferred Stock dividends.
                                                                                        July 25, 1990
                                                                                          (Date of
                                                                                       Incorporation)
                                                        Year Ended                         through
                           September 30, September 30,       September 30,  September 30,September 30,
                               1994          1993              1992        1991             1990
Income before extraordinary
  item                     $  264,879   $   283,107     $  611,595    $  238,205         $    5,345
Add:
  Interest                  2,527,945     1,792,059      1,390,968       640,318
  Taxes (benefit) on
    income                    140,407       145,951        127,989         (2,689)            2,750
                           ----------   -----------     ----------     ---------          ---------
Adjusted Earnings          $2,933,231    $2,221,117     $2,130,552     $ 875,834          $   8,095
                           ==========    ==========     ==========     =========          =========
Preferred Stock Dividend
  Requirements             $    2,930

Ratio Factor of Income
  after provision for income
  taxes to income before
  provision for income taxes      65%

Preferred Stock Dividend
  Factor on Pretax Basis        4,508

Fixed Charges
  Interest                 $2,527,945    $1,792,059     $1,390,968     $  640,318        $        -
                           ==========    ==========     ==========     ==========        ==========
Fixed Charges and Preferred
  Stock Dividends          $2,532,453    $1,792,059     $1,390,968     $  640,318        $        -
                           ==========    ==========     ==========     ==========        ==========
Ratio of Adjusted Earnings
  to Fixed Charges and
  Preferred Stock Dividends       1.16          1.24           1.53           1.37                -
                           ==========    ==========     ==========      =========        ==========
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